Exhibit 99.1

Main Street Banks Reports Second Quarter Earnings

FOR IMMEDIATE RELEASE

Contact:	Samuel B. Hay III	David W. Brooks II
	President and CEO	Executive Vice President and CFO
	Main Street Banks	Main Street Banks
	(770) 786-3441	(770) 786-3441

MAIN STREET BANKS REPORTS SECOND QUARTER EARNINGS

ATLANTA, July 20, 2005 – Main Street Banks, Inc. (Nasdaq: MSBK) reported net income of $5.8 million for the three months ended June 30, 2005 compared to $7.4 million in the second quarter of 2004. Diluted earnings per share for the second quarter of 2005 were $0.27 versus $0.37 for the second quarter of 2004.

Net income for the six months ended June 30, 2005 was $14.0 million compared to $15.0 million in the same period of 2004. Diluted earnings per share for the six months ended June 30, 2005 were $0.64 versus $0.75 for the six months ended June 30, 2004. Return on average assets was 0.99 percent for the second quarter of 2005 and return on average shareholders equity was 8.2 percent. For the six months ended June 30, 2005, return on average assets was 1.19 percent and return on average shareholders equity was 9.9 percent.

As previously announced, Main Street’s second quarter results were impacted by the conclusions reached following a comprehensive review of a problem loan portfolio originated by a former lending officer. This problem portfolio was first identified and announced in November 2004. With the assistance of a nationally recognized auditing and consulting firm, the company conducted a review which identified an additional $2.6 million in charge-offs in the problem portfolio, against which the company had previously established specific reserves of $0.8 million. The company also identified other loans in the same problem portfolio which required an additional $0.5 million in specific reserves. The total resulting pre-tax impact from this portfolio on second quarter results was initially expected to be $2.3 million in additional loan loss provision expense.

Since the completion of the review of the problem portfolio, the negative impact of the portfolio on second quarter 2005 earnings has been reduced. The company has taken $0.2 million in additional charge-offs which relieved $0.2 million of the $0.5 million of specific reserves identified above. In addition, the remaining $0.3 million of specific reserves were released following further review of collateral documentation. Including legal and other expenses, the total impact of this problem portfolio on second quarter 2005 earnings was approximately $2.1 million pre-tax and $1.3 million, or $0.06 per diluted share, after tax.

Main Street Banks Reports Second Quarter Earnings

“While we were disappointed by the findings of the review of this problem portfolio, we believe that all significant loan problems in this portfolio have been identified and that we have taken the necessary and appropriate actions to resolve this problem,” said Samuel B. Hay III, chief executive officer. “Although second quarter results were dampened by these additional losses, our core business continues to operate normally. We have continued our internal growth, albeit at a somewhat slower pace compared to recent history, and improved our net interest margin with disciplined pricing efforts.”

Loan Growth Continues

During the quarter ended, Main Street Banks’ average loans outstanding were $1.760 billion, reflecting an increase of $209 million, or 13.5 percent, compared to the same period last year. Compared to the first quarter of 2005, annualized growth in average loans was 6.7 percent due to solid growth offset by higher than normal loan payoffs and the sale of $10.2 million of SBA 504 loans during the second quarter. Loan production levels remain healthy, however, as loans originated during the quarter were commensurate with originations in previous quarters.

Loan Losses Elevated Due To Problem Portfolio

Annualized net charge-offs for the second quarter of 2005 were 0.86% of average loans, compared to 0.09% in the second quarter of 2004 and 0.56% in the first quarter of 2005. Annualized net charge-offs from the problem portfolio amounted to 0.63% of average loans for the company. Excluding losses from the problem portfolio, the company’s annualized net charge-offs as a percentage of average loans were 0.23% of average loans. The company expects loan losses to moderate significantly in the latter half of 2005.

Nonperforming Assets Decline

Nonperforming assets declined from 0.90% of assets at March 31, 2005 to 0.66% of assets at June 30, 2005. The improvement in asset quality resulted not only from charge-offs in the problem portfolio mentioned above, but also from reductions in nonperforming assets in the remainder of the company’s loan portfolio. The allowance for loan losses at June 30, 2005 was $25.2 million and represented 1.43% of loans outstanding at the end of the period, compared to $23.1 million and 1.45% at June 30, 2004. Other asset quality measures showed improvement during the quarter, including internally criticized assets and delinquent loan levels. Due to these factors and the completion of the review of the problem portfolio, Main Street’s outlook for asset quality for the remainder of 2005 is favorable.

Main Street Banks Reports Second Quarter Earnings

New Credit Initiatives Announced

During the quarter, Main Street also announced several changes to its credit administration and credit review structure. These initiatives include adding staff to and expanding the scope of its regular credit review functions, implementing automated systems for identifying related credit relationships and for managing real estate construction loans, hiring a special assets officer to assist in problem loan resolution and expanding lender performance standards. The company is the final stages of implementing these initiatives and anticipates that they will assist management’s efforts to strengthen its credit culture and improve processes in credit administration.

Free Checking Program Shows Positive Signs

During the quarter, Main Street continued to emphasize low cost core deposits through its High Performance Checking program. For the quarter ended June 30, 2005, average total deposits were $1.722 billion, compared to $1.548 billion in the second quarter of 2004, reflecting an increase of $174 million or 11.2%. Compared to the first quarter of 2005, average deposits increased $12 million or 2.8% on an annualized basis.

The company’s free consumer checking program, High Performance Checking, was launched in late March 2005 and is enhancing growth in checking balances and fee income. Excluding public funds, average checking balances totaled $356.3 million during the second quarter of 2005, compared to $340 million in the same period of 2004 and $336.3 million in the first quarter of 2005. These increases represent 4.8% growth year-to-year and 23.8% annualized growth from quarter to quarter. Account openings per banking center are currently 2.4 times the pace of openings in 2004 and the company is now planning to launch the business portion of High Performance Checking later this year.

Net Interest Margin Rises 24 Basis Points

Main Street’s net interest margin was 4.42% for the second quarter of 2005, up from 4.18% for the first quarter of 2005 and flat with the 4.41% level in second quarter of 2004. The company was disciplined in pricing both loans and deposits as loan yields grew 46 basis points over first quarter 2005 levels, outpacing a 19 basis point increase in cost of funds.

In commenting on the improvement in net interest margin, Hay continued, “Having historically had a strong net interest margin, we are pleased with the discipline our bankers have exhibited in this challenging rate environment and the resulting impact on the net interest margin.”

Main Street Banks Reports Second Quarter Earnings

Noninterest Income Up 4.4% Over Second Quarter 2004

Compared to the second quarter of 2004, noninterest income grew 4.4% and was led by increases in deposit service charges and income from Small Business Administration loans. Noninterest income declined 2.3% in the second quarter of 2005 from first quarter 2005 due primarily to seasonally high insurance agency revenue in the first quarter. In addition, mortgage banking revenue and investment brokerage revenue were also down for the second quarter of 2005.

Growth in checking balances is also contributing to an enhancement in service charge income. Income from SBA lending was higher than normal due to the sale of $10.2 million in loans from the SBA 504 program. Loans originated under this program are initially retained by the company and are periodically sold in bulk after certain seasoning requirements.

Noninterest Expenses Rise

Noninterest expenses totaled $17.3 million in the second quarter, rising $1.8 million or 11.6% over first quarter 2005 and 7.5% above the second quarter of 2004. The primary contributors to the growth in expenses were increased personnel related expenses of $0.4 million, the previously announced write-off of assets in the company’s loan settlement services subsidiary of $0.4 million, commissions associated with the previously mentioned SBA loan sale of $0.2 million and increased regulatory compliance and audit expenses of $0.2 million. The remaining increase in expenses compared to first quarter 2005 are increased marketing costs due to the High Performance Checking program and additional legal expenses in part due to higher loan collection costs. As was previously announced, Main Street’s income tax expense also included an additional income tax provision of $0.6 million in the second quarter. The company expects its effective tax rate to be approximately 31% for the remainder of 2005.

New Chief Financial Officer Named

In early May, Main Street announced that it had named David W. Brooks II as its executive vice president and chief financial officer. Prior to Main Street, Brooks was a 24 year finance and treasury veteran of Wachovia Corporation and the former Wachovia Corporation. Most recently, he served as Senior Vice President and Group Executive responsible for strategic planning, treasury policy and research, asset pricing, treasury risk management and Basel capital implementation in Charlotte, NC. His career with the former Wachovia Corporation also included responsibilities for treasury, funds transfer pricing, interest rate risk management, earnings forecasting, capital planning and balance sheet structure. At Main Street, Brooks now has responsibility for all financial functions, including accounting, finance and treasury and for investor relations.

Main Street Banks Reports Second Quarter Earnings

Risk Management and Administration Positions Added

Main Street also recently promoted two senior officials of its primary subsidiary, Main Street Bank, to company posts. Gary S. Austin was named Executive Vice President, Risk Management, having served in a similar post for the banking subsidiary for the last eighteen months. Austin came to Main Street after serving three years at RBC Centura Bank in Rocky Mount, NC and 20 years at National City Corporation in accounting and risk management roles. At Main Street, Austin is now responsible for all risk management functions, including regulatory compliance, internal audit and credit review, and for integrating risk management into all strategic and tactical decisions by the company.

The company also named Richard A. Blair as Executive Vice President, Administration and Operations. Blair previously had responsibility for the banking subsidiary’s operations, purchasing and real estate management functions. In his new role, Blair also assumes oversight for information technology and certain loan processing functions. Blair has been employed with Main Street for two years. Prior to Main Street, he served for 27 years at Wachovia Corporation with responsibility for regional operational facilities in Georgia, North Carolina, South Carolina and Tennessee.

In commenting on the quarter, Hay said, “Our second quarter results are disappointing to us both in terms of profitability and loan losses. After exhaustive efforts, we believe the problem loan portfolio is behind us and are pleased that nonperforming assets have declined as well. We also believe that we have made excellent progress on many fronts during the quarter. We have greatly enhanced our management team with the addition of David Brooks as CFO and the promotions of Gary Austin and Rick Blair. Despite significant competition for funding in our local markets, we were able to expand our net interest margin to 4.42%. We look forward to growing our business in the last half of the year.”

About Main Street

Main Street Banks, Inc., a $2.4 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, mortgage and payroll products and services through its 23 banking centers located in eighteen of Georgia’s fastest growing communities. Main Street is the largest community banking organization in the Atlanta metropolitan area.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The forward looking statements herein include, but are not limited to, the expected forecast for loan losses, nonperforming assets and net interest margin for the remainder of 2005, the accuracy of credit review results, the expected long-term value of the company’s growth strategy, the future growth of business lines,

Main Street Banks Reports Second Quarter Earnings

the expected improvement in asset quality in the remainder of 2005, expected loan and deposit growth, expected loan losses, expected fee income growth, the expected success of the High Performance Checking program, the expected effect of an enhanced management team with recent additions and promotions, and the effectiveness of changes to credit processes. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth herein, including: possible reversals in market, economic and business conditions; the prospects and performance of loans and borrowers; the ability to attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the Company’s annual report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission. Main Street undertakes no obligation to update these statements following the date of this press release. In addition, Main Street, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the judgment of Main Street’s senior management based upon current information and involve a number of risks and uncertainties. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

For additional information about Main Street Banks, Inc.’s financial performance, products and services, please visit our web site at www.mainstreetbank.com.

To hear a live webcast of Main Street Banks, Inc.’s second quarter earnings conference call at 10 a.m. (EDT) today, please visit our web site at www.mainstreetbank.com. Beginning July 21, and for a limited time thereafter, listeners may access archived versions of the presentation via the website or at 1-800-839-4906.

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